UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2018

RW Holdings NNN REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55776	47-4156046
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3090 Bristol Street, Suite 550
Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

3090 Bristol Street, Suite 550

Costa Mesa, California

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the closing of the acquisition of the Chandler Property, RW Holdings NNN REIT, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership, entered into a bridge loan for $12,000,000 (the “Bridge Loan”). On March 27, 2018, the Company obtained a $14,575,000 mortgage loan (the “Loan”) through a nonaffiliated lender. The proceeds were used to repay the Bridge Loan.

The Loan requires monthly interest payments that are due and payable on the first day of each month commencing on May 1, 2018 until April 1, 2020. Commencing on May 1, 2020 and thereafter until March 27, 2028, monthly payments of principal and interest are due. The principal payments are calculated based on a 30-year amortization schedule. The Loan has a fixed interest rate per annum equal to 4.84% through March 27, 2023. For the period from March 27, 2023 through the March 27, 2028 maturity date, the loan has an interest rate equal to the 5-year Treasury Constant Maturity yield plus 250 basis points as of three business days before March 27, 2023 and in no event less than 4.75%. The Loan may be prepaid at any time, subject to certain conditions, including but not limited to the payment of a prepayment penalty.

The Loan contains various customary events of default, with corresponding grace periods, including, without limitation, covenants regarding the making of applicable payments as they come due. False statements and other customary covenants which are more fully described therein. Upon the occurrence of an event of default under the Loan, the lender may declare all sums owed under the Loan immediately due and payable.

Item 8.01.	Other Events.

On March 29, 2018, the Company, through a wholly-owned subsidiary of its operating partnership, completed the acquisition of an office property with approximately 410,400 square feet located in DeKalb, Illinois leased on a triple net basis to 3M Company (“3M”). The contract purchase price for the property was approximately $15,200,000. The property’s lease expires on July 31, 2022 and includes one five-year renewal option to extend the expiration date. The property is expected to generate $5,111,907 in total rental revenue over the course of its remaining lease term. The seller of the property was not affiliated with the Company or its affiliates. The Company obtained a $8,360,000 mortgage loan through a nonaffiliated lender. The loan is secured by the 3M property. The mortgage loan has a variable interest rate of one-month LIBOR plus 2.25% and matures on March 28, 2023. The Company entered into an interest rate swap agreement to fix the interest rate on this mortgage loan at 5.090%.

 On April 4, 2018, the Company, through a wholly-owned subsidiary of its operating partnership, completed the acquisition of an office property with approximately 87,230 square feet located in Nashville, Tennessee leased on a triple net basis to Cummins, Inc. (“Cummins”). The contract purchase price for the property was approximately $15,500,000. The property’s lease expires on February 28, 2023 and includes three five-year renewal options to extend the expiration date. The property is expected to generate $6,840,084 in total rental revenue over the course of its remaining lease term. The seller of the property was not affiliated with the Company or its affiliates. The Company obtained a $8,350,000 mortgage loan through a nonaffiliated lender. The loan is secured by the Cummins property. The mortgage loan has a variable interest rate of one month LIBOR plus 2.25% and matures on April 4, 2023. The Company entered into an interest rate swap agreement to fix the interest rate on this mortgage loan at 5.155%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RW HOLDINGS NNN REIT, INC. (Registrant)

By:	/s/ John H. Davis
	Name:	John H. Davis
	Title:	Chief Financial Officer

Date: April 5, 2018